Exhibit 17.2




July 19, 2007



Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549

Dear Sirs/Madams:


I am delivering this correspondence in connection with the filing by Global Aircraft Solutions, Inc. with the Securities and Exchange Commission of a Current Report on Form 8-K dated July 20, 2007.

I have reviewed the contents of Item 5.02 of such Current Report on Form 8-K regarding my decision not to stand for re-election to the Board of Directors of Global Aircraft Solutions, Inc. and resign therefrom and agree with the statements contained in the first paragraph therein.


Sincerely,

/s/ Alfredo Mason

Alfredo Mason